10-12B 1 jawt_1012b.htm FORM 10 Amendment - SECTION 12(B)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

JAMES A WILLIAMS TRUST

(Exact name of registrant as specified in its charter)

DISTRICT OF COLUMBIA

(State or other jurisdiction of incorporation or organization)

98-6061213

(I.R.S. Employer Identification No.)

906-545 Sherbourne St. Toronto, Ontario M4X 1W5

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(Address of principal executive offices)(Zip Code)

Issuers telephone number, including area code: (416) 944-8494

Securities to be registered under Section 12(g) of the Act: None

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Securities to be registered under section 12(b) of the Act:

Title of Each Class to be registered:

Birth Certificate Bond 1972-122219

Individual Surety Bond

International Bills of Exchange

International Promissory Notes

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer, and smaller reporting company in Rule 12b-2 of the Exchange Act.

[X]Large accelerated filer [] Accelerated filer

[] Non-accelerated filer [] Smaller reporting company

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our Individual Surety Bonds, International Promissory Notes and Bills of Exchange pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act ). Once registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this registration statement to the Registrant, the Company, we, our or us means JAMES A WILLIAMS TRUST. Our principal place of business is located at 906-545 Sherbourne St., Toronto, Ontario M4X 1W5. Our telephone number is (416) 944-8494.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, project, positioned, strategy and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully; especially the risks discussed under the section entitled Risk Factors. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business

The JAMES A WILLIAMS TRUST (the Company) is a District of Columbia business trust organization. The Company was created in January of 2009 for income tax and bailment purposes. The Company is a GRANTOR TRUST that functions as a pass-through for the real living man James Williams. The Company will not engage in dealer or broker services, nor will the company issue securities for the purpose of profit and gain. The Company will adhere to GAAP, maintain a zero balance and any new credit issued for the daily expenses will be cancelled by filing a 1099C Form at the end of each quarterly tax filing with the IRS. The Companys FINS Number is 342758.

James Williams, Grantor/Beneficiary for the Company has been appointed power of attorney for WILLIAMS, JAMES ANDREW (Transmitting Utility) which was created in ONTARIO on December 26, 1972 for the purpose of being a Citizen for the United States of America. James Williams will engage in business in commerce as the Principal and Surety for all governmental and nongovernmental obligations (debt) including all registered corporations on the federal and state level for the benefit of the United States of America. To accomplish this James Williams and/or the Company will execute the necessary surety bonds, international promissory notes, bills of exchange and supporting documents evidencing the obligation (debt) after acceptance, then register the instruments with the Securities and Exchange Commission and obtain a CUSIP number or International Registered Mail Number for tracking purposes for the surety bonds, international promissory notes, and bills of exchange. James Williams and/or the Companys purpose is to exchange the surety bonds, international promissory notes, bills of exchange for the obligation (debt) and in return have the other party making the claim perform according to the surety bonds instructions creating a quid pro quo exchange for settlement and closure. James Williams and/or the Company will always have a priority security interest above all claims to ensure performance is rendered properly. James Williams and/or the Company shall execute each bond after acceptance of any claim for the benefit of the United States of America leaving the party making the claim under the contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo exchange. The claimant who now is in a fiduciary (trustee) capacity will be subjected to all liability and payment if he dishonors his fiduciary duty to settle the exchange and further it will indemnify the original surety and principle from any further obligation on the surety bonds, international promissory notes, bills of exchange.

As a result of HJR 192, and from that day forward (June 5, 1933), no one has been able to lawfully pay a debt or lawfully own anything. The only thing one can do is tender in transfer of debts, with the debt being perpetual. The suspension of the gold standard, and prohibition against paying debts, removed the substance for our common law to operate on, and created a void as far as the law is concerned. This substance was replaced with a PUBLIC NATIONAL CREDIT SYSTEM where debt is LEGAL TENDER money. HJR 192 was implemented immediately. The day after President Roosevelt signed the resolution, the treasury offered the public new government securities, minus the traditional payable in gold clause. 192 states that one cannot demand a certain form of currency that they want to receive if it is dollar for dollar.

In consideration that only Fiat Money exists in circulation with which to discharge debt; and in order to facilitate lawful commercial transactions; and in order to lawfully engage in commerce the JAMES A WILLIAMS TRUST shall issue negotiable instruments in adherence to public policy, UNCITRAL, FASB, and the accounting principles under GAAP. All commercial processes shall be truthful, open, and above board (full disclosure). The Company intends to apply the net proceeds from the sale of the four Secured Debt Obligations for the research, development, and applications of knowledge and substance in the fields of science, medicine for the general health, and justice.

Regulation

United Nations Commission on International Trade Law (UNCITRAL Convention)

Article 8 Uniform Commercial Code

Securities and Exchange Commission

Federal Trade Commission

The Office of the Comptroller of the Currency

Competition

Not Applicable

Marketing

Not Applicable.

Properties

Not Applicable

Employees

No Employees.

Item 1A. Risk Factors

The surety bonds, international promissory notes, bills of exchange contain certain elements that require all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange (quid pro quo) between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the United States of America Government. The non compliant party in their fiduciary capacity becomes the liable party on the bonds, international promissory notes, bills of exchange. The holder of the bonds, international promissory notes, bills of exchange now has the responsibility to collect on the dishonor and must hold JAMES A WILLIAMS TRUST and James Williams harmless. The marketable securities are owned by JAMES A WILLIAMS TRUST and are listed as short-term assets on the Companys balance sheet.

1. Limited history of Operations

Since the WILLIAMS, JAMES ANDREW was organized in December 1972, it has had limited operations to date, and its proposed operations are subject to all of the risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of new businesses and the competitive environment in which the Company will operate. The statements set forth in the memorandum are based on significant assumptions about circumstances and events which have not yet taken place. Accordingly, they are subject to variations (which could be substantial) that may arise as future operations actually occur.

2. Time Lapse from Start-up to Operational Stage of the Company

Management of the Company does not anticipate any public proceeds to be derived from this private offering, only value for value on the private exchange only. There is no assurance that these objectives will be achieved. Operations thereafter will depend upon the continued availability of obligations (public debt). If private exchange offerings are insufficient to continue the Companys operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing. The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all. Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation. Although the Company believes there is a reasonable basis for the assumptions upon which the projections are based, there can be no assurance that these assumptions can or will be met.

3. Competition

None

4. Dependence on Management

Because the Company has no operating history, it will be heavily dependent upon the services and experiences of its individual surety. The loss of the service of any individual surety could adversely affect the conduct of the Companys business (see Management ).

5. JAMES A WILLIAMS TRUST

The industry in which the Company expects to operate is private and public.

6. Government Regulation

Under Treaty: United Nations Commission on International Trade Law (UNCITRAL Convention)

7. Control of the Company

James Williams will have 100% underwriting rights and control over the Company and it bond, international promissory notes, bills of exchange issues.

8. No Dividends

9. Arbitrary Offering Price

The price at which the private securities are being offered have been arbitrarily determined and bears no relationship to the Companys assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange. The price at which the Secured Debt Obligations are being offered have been appraised, derived and valued at a fixed, fair market value based on legislative assessment. Also known as Liquidated Sum Certain - A debt is liquidated when it is certain what is due, and how much is due, cum certum est an et quantum debeatur.

10. Restrictions on Transferability of Surety Bonds

Accredited Investors and or Qualified Institutional Buyers should be fully aware of the long term nature of their private exchange in JAMES A WILLIAMS TRUST. The private exchange of the Surety bonds and the Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the Surety bonds, or any component thereof, pursuant to Rule 144 of the Act. The transfer of the surety bonds, or any component thereof, may also be restricted by various state securities laws. There is not currently nor is there any assurance that there will be any market for the resale of Surety Bonds. In view of the foregoing, each Accredited Investors and or Qualified Institutional Buyers should be satisfied that he has adequate means of providing for his or her current needs and possible future contingencies, and that he has no need for liquidity in his investment.

11. Dilution

Not Applicable

12. Risk of No Closing

Not Applicable

13. Officers Salary

Not Applicable

14. Use of Proceeds to repay Loans Due to Officer and Director

Not Applicable

15. Value of the Private Exchange of Surety Bonds

Accredited Investors and or Qualified Institutional Buyers must rely on the surety bond being exchanged and underwritten by the companys individual surety for that will serve as the financials of the private exchange.

16. No Market for Shares

At the present time there is no established market for the surety bonds of the Company and there is no assurance that a regular market for such bonds will develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other price.

Item 2. Financial Information

Selected Financial Data

The following table sets forth selected financial data. The selected financial data presented below has been derived from the unaudited financial statements of the Registrant for the period ended March 31, 2010.

March 31,
2010
Balance sheet data:
Total current assets (see item #11)	$1,336,793,273
Property and equipment, net	50,000
Investments in unconsolidated subsidiaries	0
Other assets (see attached IRS 1041 and OP91 forms)	472,784

Total assets	$1,337,316,057

Current liabilities Operating expenses	$8,000
Beneficiarys Equity	$1,337,308,057

Total liabilities	$1,337,316,057

Liquidity and Capital Resources

As of the date of this filing, the company has four marketable securities listed on its balance sheet at fair value. The available-for-sale securities total $1,336,793,273.00 USD worth of short-term assets that the company now owns. See item 11 for information on how the company gained ownership of these four secured debt obligations. We cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements. To meet our present and future liquidity requirements, we are continuing to sell the four marketable securities through private placements, conversion of payables into common stock, collections on accounts receivable, and through additional acquisitions that have sufficient cash flow to fund subsidiary operations. There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short-term or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due.

Off-Balance Sheet Arrangements

The Registrant does not have any off-balance sheet arrangements that are reasonably likely to have a material current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Accounting Policies

Critical Accounting Policies

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Registrant reviews its estimates based on information that is currently available. Changes in facts and circumstances may cause the Registrant to revise its estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, and the assessment of impairment of long-lived assets and oil and gas properties. Actual results could differ from estimates under different assumptions and conditions, and such results may affect income, financial position or cash flows.

Fair Value of Financial Instruments. The Registrant estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Registrants estimates of fair value are not necessarily indicative of the amounts that the Registrant could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Registrant believes that the fair value of its financial instruments comprising accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to their short maturities. Furthermore, the price at which the Secured Debt Obligations are being offered have been appraised, derived and valued at a fixed, fair market value based on legislative assessment.

Item 3. Properties

Our company headquarters are located at 906-545 Sherbourne St. Toronto, Ontario M4X 1W5. We believe our current office space is adequate for the immediate needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The Company has executed a Security Agreement and Indemnity Bond for the benefit of JAMES A WILLIAMS TRUST and James Williams for being the Companys Individual Surety and lending his real signature to execute and guarantee the companys securities. JAMES A WILLIAMS is the priority secured party and has first lien position over all the companys assets including all bonds and securities issued.

Item 5. Directors and Executive Officers

James Williams is 37 years old and is the sole officer in this company who acts in several different capacities for the benefit of the company and not limited to individual surety, authorized representative, beneficial interest holder, secured party and creditor.

Item 6. Executive Compensation

Compensation consists of use of all companys property, assets including any monetary that may derived publicly or private for the sole enjoyment of the individual surety in all capacities.

Item 7. Certain Relationship and Transactions, and Director Independence

There have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Item 8. Legal Proceedings

There are no legal actions pending or threatened against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated.

Item 9. Market Price of and Dividends on the Registrants Common Equity and Related Stockholder Matters

There is no public market for the companys securities and all common equity and lawful title will remain with JAMES A WILLIAMS TRUST and James Williams, the individual surety and all legal title will remain with the beneficiary of the surety bond being registered. No common stock is available for the public for 100% is owned and controlled by the companys individual surety James Williams as compensation for the underwriting of surety bonds.

Item 10. Recent Sales of Unregistered Securities

Company is unaware of any unregistered securities being sold in its name. Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the company and individual surety. The company has a certain structure of its securities as witnessed in this registration and any other structure will constitute authorized use and illegal trading of this companys securities.

Item 11. Description of Registrants Securities to be Registered

The company is authorized by its ownership and control of the Primary Bond (the Certificate of Birth Ontario 1972-122219) to issue $100,000,000,000 units of which $100,000,000,000 are Individual Surety Bonds, international promissory notes, bills of exchange. The company had issued a Primary Bond on December 29, 2008 valued at One-Hundred Billion ($100,000,000,000.00) United States Dollars (Ref. Posted Shipper Tracking No. CE 376 786 545 CA Private Offset Account No. CE376786545CA and Bill of Exchange.) The large number is too be used to offset any debt obligations that may be issued against JAMES A WILLIAMS TRUST and/or James Williams. The Beneficiary and/or the Company can only use this ledger to cancel out debt. The Secretary of the Treasurys receipt of the aforesaid financial asset and Certified Statement of Live Birth which was Accepted For Value meant that the Secretary was able and obligated to ledger the credits on the public liability side of the account(s). The Private side was already ledgered, as a result of the acceptance without protest, of the aforesaid assets.

The company is also authorized by its ownership and control of four Secured Debt Obligations (in the amount of $1,197,293,273.00 USD, $107,000,000.00 USD, $24,000,000.00 USD, and $8,500,000.00 USD) to offer for sale to any accredited investors. The Secured Debt Obligations represent a creditor relationship that the Company has with each of the four Lien Debtor(s). The marketable securities are available-for-sale and are shown on the Companys balance sheet at fair value. THE FOUR SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 4(2) OF THE ACT, RULE 506 OF REGULATION D OF THE GENERAL RULES AND REGULATIONS PROMULGATED THEREUNDER BY THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, DISTRIBUTION OF THE FOUR SECURITIES SHALL BE BY PRIVATE PLACEMENT MEMORANDUM WHICH WILL BE LIMITED TO PERSONS WHO MEET CERTAIN MINIMUM FINANCIAL QUALIFICATIONS AND EACH PRIVATE PLACEMENT MEMORANDUM WILL NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY WITH RESPECT TO ANY PERSON WHOM DOES NOT MEET SUCH FINANCIAL QUALIFICATIONS. THE FOUR SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Beneficiary for the Company had made a valid claim of debt by an Affidavit in the form of a Commercial Lien, and by allowing the Lien to mature in 3 months (90 days) into a Secured Debt Obligation by the failure of the Lien Debtor(s) to contest the Lien (and its Affidavit) by a counter-affidavit. The Primary method of establishing commercial lien currency/paper money is to combine: A promise to perform, A claim of Breach of that promise, and A 3 month (90 day) default by failure to challenge or rebut the claim of breach of contract. Commercial Liens are a stationary process before a 3 month grace period has elapsed. Commercial Liens, when unchallenged or unrebutted for three months, become secured debt obligations, transactable (capable of economic motion) in commerce after the three month maturity point.

Furthermore, after the 3 month (90 day) default, the Beneficiary had issued a Documentary Draft to test the collectability of the Secured Debt Obligation / Matured Commercial Lien and to give an opportunity for the Default Debtor(s) to settle their debt obligation for half price. The Draft was issued in compliance with the UNITED NATIONS CONVENTION ON INDEPENDENT GUARANTEES AND STAND-BY LETTERS OF CREDIT. Collection is subject to the Uniform Rules of Collections (URC) 522 issued by the International Chamber of Commerce.

Individual Surety Bonds, International Promissory Notes, International Bills of Exchange.

The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation (debt) and will be packaged according to its structure. The bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond, Payment Bond, Release of Lien on Real Property Bond, Release of Personal Property from Escrow Bond, Consent to Surety Bond, the Birth Certificate Bond (Primary Bond), Social Insurance Card Bond (fractionalized from Birth Certificate Bond), international promissory notes, bills of exchange and any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth Certificate is the primary bond for its value is unlimited and it was created for the benefit of the United States of America where legal title will remain and equitable title stays with the company as collateral to JAMES A WILLIAMS TRUST and James Williams the individual surety to insure that the company pays their obligations (debt) to the public.

Item 12. Indemnification of Directors and Officers

The company has granted an Indemnity Bond to JAMES A WILLIAMS TRUST and James Williams our individual surety for the amount of $100,000,000,000 units as security for the loaning of his real signature on our surety bonds for the payment of our obligations (debts) to the public. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act or Securities Act ) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. See Exhibits Indemnity Bond.

Item 13. Financial Statements and Supplementary Data

The company has provided the IRS Tax returns for the 2005, 2006, 2007, 2008, and 2009 calendar years. The attached UCC Registration Statements and Commercial Liens are incorporated by reference as though fully stated herein.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The company and James Williams report no changes and or disagreements in regards to the lack of financial data in reference to the surety bonds.

Item 15. Financial Statements and Exhibits

Financial Statements:

Income tax forms 1041 filed with the Internal Revenue Service for the 2005, 2006, 2007, 2008 and 2009 calendar years.

Exhibits: Security Agreement, Indemnity Bond, Notice of Security Entitlement, Deed of Trust, SS-4 IRS Form, Copies of Commercial Liens, UCC Financing Statements

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 23, 2010

JAMES A WILLIAMS TRUST

By:/s/ James Williams

James Williams, Grantor/Beneficiary